Exhibit 10.2

MASTER TERMS AND CONDITIONS FOR CONVERTIBLE BOND HEDGING TRANSACTIONS

BETWEEN GOLDMAN, SACHS & CO. AND SMITHFIELD FOODS, INC.

The purpose of this Master Terms and Conditions for Convertible Bond Hedging Transactions (this “Master Confirmation”), dated as of July 1, 2008, is to set forth certain terms and conditions for convertible bond hedging transactions to be entered into between Goldman, Sachs & Co. (“Bank”) and Smithfield Foods, Inc. (“Counterparty”). Each such transaction (a “Transaction”) entered into between Bank and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Bank mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relate. This Master Confirmation and each Confirmation hereunder shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an agreement in such form on the Trade Date of the first such Transaction (but without any Schedule except for the election of United States dollars as the Termination Currency) between Bank and Counterparty, and such agreement shall be considered the “Agreement” hereunder.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Unit shall be deemed to be a reference to a Call Option or an Option, as context requires.

THE AGREEMENT, THIS MASTER CONFIRMATION AND EACH CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

The Transactions under this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Bank and Counterparty or any confirmation or other agreement between Bank and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Bank and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Bank and Counterparty are parties, the Transactions under this Master Confirmation and the Agreement shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Bank with respect to such Transaction.

Each Transaction to which a Confirmation relates is a Convertible Bond Hedging Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions (and references herein to “Units” shall be deemed to be references to “Options” for purposes of the Definitions), and shall have the following terms:

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Option Type:	Call

Option Style:	Modified American (as described below)

Seller:	Bank

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 0.50 per share (Ticker Symbol: “SFD”).

Convertible Notes:	As set forth in the Confirmation for such Transaction

Indenture:	As set forth in the Confirmation for such Transaction

Number of Units:	As set forth in the Confirmation for such Transaction.

Unit Entitlement:	As set forth in the Confirmation for such Transaction

Strike Price:	As set forth in the Confirmation for such Transaction

Applicable Percentage:	As set forth in the Confirmation for such Transaction

Number of Shares:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Calculation Agent:	Bank. The Calculation Agent shall, upon reasonable written request by either party, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and data applied, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

4. Procedure for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, of Convertible Notes.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount satisfying all of the requirements for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised, subject to “Notice of Exercise” below.

Expiration Date:	As set forth in the Confirmation for such Transaction

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Definitions, in order to exercise any Units, (x) in connection with any Exercise Date occurring prior to April 1, 2013, Counterparty must notify Seller in writing prior to 12:00 PM, New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the first Exchange Business Day of the “Observation Period”, as defined in the Indenture, relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date of (i) the number of Units being exercised on such Exercise Date and (ii) the scheduled settlement date and the scheduled commencement date of the “Observation Period” under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date, and (y) in connection with any Exercise Date occurring on or after April 1, 2013, Counterparty must notify Seller in writing prior to 12:00 PM, New York City time, on the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Expiration Date, of the aggregate number of Units being exercised on such Exercise Date(s).

5. Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the Convertible Notes converted on such Conversion Date under the terms of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the date one Settlement Cycle following the final day of the “Observation Period”, as defined in the Indenture, or (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Seller of such Settlement Date prior to 12:00 PM, New York City time.

Net Share Settlement:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Seller will deliver to Counterparty, on the related Settlement Date, the product of the Applicable Percentage and a number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Convertible Notes converted on such Conversion Date pursuant to the Net Share Provision of the Indenture (except that such number of Shares shall be determined without taking into consideration any rounding pursuant to the Rounding

Provision of the Indenture and such product shall be rounded down to the nearest whole number) and cash in lieu of fractional shares, if any, resulting from rounding such product (the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares (or cash) that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture. For the avoidance of doubt, if the “Daily Conversion Value”, as defined in the Indenture, is less than or equal to USD25 for any “trading day” (as defined in the Indenture) during the Observation Period, Seller will have no delivery obligation hereunder in respect of such trading day.

Net Share Provision:	As set forth in the Confirmation for such Transaction.

Excluded Provisions:	As set forth in the Confirmation for such Transaction.

Notice of Delivery Obligation:	No later than the Scheduled Trading Day immediately following the last day of any “Observation Period”, as defined in the Indenture, Counterparty shall give Seller notice of the final number of Shares and cash in lieu of fractional Shares, if any, comprising the Convertible Obligation (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligation to deliver notices as required under Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares. In addition, notwithstanding anything to the contrary in the Definitions, Seller may, in whole or in part, deliver Shares in certificated form representing the Convertible Obligation to Counterparty in lieu of delivery through the Clearance System.

6. Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Definitions, upon the occurrence of any event or condition set forth in the Dilution Provision of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Strike Price, Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of such Transaction, to the extent an analogous adjustment is made under the Indenture. For the avoidance of doubt, in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to the Excluded Provisions of the Indenture.

7. Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the Merger Provision of the Indenture.

Promptly upon the public announcement of any Merger Event or any public filing with respect to any Merger Event, Counterparty shall notify the Calculation Agent of such Merger Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Merger Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon any form of election of the holders of Shares), Counterparty shall promptly (but in any event prior to the effective date of the Merger Event) notify the Calculation Agent of the weighted average of the types and amounts of consideration received by the holders of Shares in any Merger Event who affirmatively make such an election.

Consequences of Merger Events:	Notwithstanding Sections 12.2 of the Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of such Transaction, to the extent an analogous adjustment is made under the Indenture; provided that (i) such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in the Excluded Provisions of the Indenture; and (ii) if such adjustment would (but for this clause (ii)) result in Counterparty following the Merger Event not being the issuer of the Shares, then the Calculation Agent may elect not to make any such adjustment and may elect Cancellation and Payment to apply to such Transaction.

Dilution Provision:	As set forth in the Confirmation for such Transaction.

Merger Provision:	As set forth in the Confirmation for such Transaction.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination). In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

8. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable, but only if the Hedging Party determines in its good faith commercially reasonable discretion that such a Hedging Disruption could reasonably be expected to have a material adverse effect on Hedging Party’s expected benefits under any Transaction; provided that it shall not be a Hedging Disruption if the Hedging Party’s inability as set forth in Section 12.9(a)(v) is solely due to the deterioration of its creditworthiness.

Increased Cost of Hedging:	Applicable.

Determining Party:	For all applicable Additional Disruption Events, Bank.

9. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

10. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”); and

(ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder have been subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b) Counterparty hereby repeats the representations and warranties of Counterparty set forth in Section 1 of the Underwriting Agreement (the “Underwriting Agreement”) dated as of July 1, 2008 between Counterparty and Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as representatives of the Underwriters (as defined in the Underwriting Agreement), and, in addition, represents and warrants to, and agrees with, Bank on the Trade Date of each Transaction that:

(i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(ii) its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;

(iii) it understands that Bank has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law;

(iv) it understands that no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Bank or any governmental agency;

(v) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(vi) on the Trade Date of such Transaction, (A) none of Counterparty and its executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and directors is aware of any material non-public information regarding Counterparty or the Shares and (B) each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(vii) it is not entering into any Transaction to create and is not engaging in any other securities or derivative transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in either case in violation of Section 9 of the Exchange Act;

(viii) it has not and will not directly or indirectly violate in any material respect any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with any Transaction under this Master Confirmation;

(ix) on the Trade Date and the Premium Payment Date of such Transaction Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation;

(x) such Transaction and any repurchase of the Shares by Counterparty in connection with such Transaction has been approved by its board of directors and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto, and prior to the Trade Date of such Transaction, Counterparty shall deliver to Bank a resolution of Counterparty’s board of directors authorizing such Transaction and such other certificate or certificates as Bank shall reasonably request;

(xi) it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(xii) without limiting the generality of Section 13.1 of the Definitions, Counterparty acknowledges that neither Bank nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including without limitation FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, Issue No. 01-6, Issue No. 03-6 (or any successor issue statements) or Issue No. 07-5 or under the FASB’s Liabilities & Equity Project; and

(xiii) without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(xiv) Counterparty shall deliver to Bank (A) an incumbency certificate, dated as of the Effective Date of such Transaction, of Counterparty in customary form and (B) an opinion of counsel, dated as of the Effective Date of such Transaction and reasonably acceptable to Bank in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

(xv) Counterparty is not on the Trade Date of any Transaction engaged in and will not, during any period starting on the Trade Date of any Transaction and ending on the third Exchange Business Day immediately following such Trade Date, be engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than (A) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M, (B) any distribution of the Convertible Notes or (C) the private offering and sale of Counterparty’s common stock that is being made concurrently with the offering of the Convertible Notes for the Transaction with a Trade Date of Even Date herewith.

(c) Each party acknowledges and agrees to be bound by Rules 2860(b)(3) and (b)(4) of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

11. Miscellaneous:

(a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency–Cross Border).

(b) Alternative Calculations and Bank Payment on Early Termination and on Certain Extraordinary Events. If Bank owes Counterparty any amount in connection with a Transaction hereunder pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Bank Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Bank to satisfy any such Bank Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Bank, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, Announcement Date or Early Termination Date or other date of cancellation or termination, as applicable (“Notice of Bank Termination Delivery”). If no Notice of Bank Termination Delivery is received by Bank within the time specified in the preceding sentence, Bank shall have the right, in its sole discretion, to satisfy any Bank Payment Obligation by delivery of the Termination Delivery Units by promptly notifying Counterparty. Within a commercially reasonable period of time following receipt of a Notice of Bank Termination Delivery or such notice by Bank to Counterparty, as the case may be, Bank shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Bank Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation).

“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization or Merger Event), one Share or (ii) in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

If the provisions of this paragraph (b) are applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Termination Delivery Units”; and provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Termination Delivery Units (or any part thereof). Notwithstanding anything to the contrary in the Definitions, Bank may, in whole or in part, deliver securities comprising Termination Delivery Units in certificated form to Counterparty in lieu of delivery through the Clearance System.

In the event that (a) an Early Termination Date occurs or is designated with respect to a Transaction or Transactions as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Bank an amount calculated under Section 6(e) of the Agreement, or (b) Counterparty owes to Bank, pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Definitions, an amount calculated under Section 12.8 of the Definitions, such amount shall be deemed to be zero.

(c) Set-Off and Netting. The parties hereto agree that no Transaction hereunder shall be subject to netting or set-off with any transaction under any other agreement between the parties.

(d) Transfer or Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld; provided that Bank may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any person, or any person whose obligations would be guaranteed by a person, in either case, of credit quality equivalent to Bank’s (or its guarantor’s) or with a rating for its long term, unsecured and unsubordinated indebtedness that is at least A- by Standard and Poor’s Ratings Group, or its successor (“S&P”), or below A3 by Moody’s Investors Service, Inc., or its successor (“Moody’s”), or, if either S&P or Moody’s ceases to rate such debt, an equivalent or better rating by a substitute rating agency mutually agreed upon by Bank and Counterparty. If at any time at which (1) the Equity Percentage exceeds 7.5% or (2) Bank, Bank Group (as defined below) or any person whose ownership position would be aggregated with that of Bank or Bank Group (Bank, Bank Group or any such person, a “Bank Person”) would have become an “interested shareholder” (as defined in Section 13.1-725 of the Virginia Stock Corporation Act) if it, its affiliates or associates were to directly or indirectly, individually or in the aggregate acquire or share in voting power or investment power or the right to acquire voting power or investment power with respect to an additional 1% of the number of Shares outstanding on the date of determination in a manner that would have resulted in it becoming the “beneficial owner” (as defined in Section 13.1-725 of the Virginia Stock Corporation Act) of such additional Shares (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Bank, in its good faith reasonable discretion, is unable to effect a transfer or assignment to a third party after using its commercially reasonable efforts on pricing terms reasonably acceptable to Bank such that an Excess Ownership Position no longer exists, Bank may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of any Transaction, to the extent required such that an Equity Ownership Position no longer exists following such partial termination. In the event that Bank so designates an Early Termination Date with respect to a portion of such Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 11(b) of this Master Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Bank were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Bank and any of its affiliates subject to aggregation with Bank for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Bank (collectively, “Bank Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Units so transferred or assigned, the “Transfer Units”), to any party, withholding of such consent by Bank shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Bank may impose including, but not limited, to the following conditions:

(A) With respect to any Transfer Units, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(o) or any obligations under Section 7 (regarding Extraordinary Events) or 11(q) of this Master Confirmation;

(B) Any Transfer Units shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Bank, will not expose Bank to material risks under applicable securities laws) and execution of any customary documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested and reasonably satisfactory to Bank;

(D) Bank will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Bank would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Bank to permit Bank to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Bank in connection with such transfer or assignment.

(e) Additional Termination Events. For any Transaction, the occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Notes for such Transaction as set forth in the Default Provisions (as defined in the relevant Confirmation) or (ii) an Amendment Event shall be an Additional Termination Event with respect to which such Transaction is the sole Affected Transaction and Counterparty shall be the sole Affected Party, and Seller shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means, for any Transaction, that Counterparty amends, modifies, supplements or waives any term of the Indenture for such Transaction or the Convertible Notes for such Transaction governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to exchange of the Convertible Notes for such Transaction (including changes to the exchange price, exchange settlement dates or exchange conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes for such Transaction to amend, in each case without the prior consent of Seller.

(f) Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Bank rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transactions.

(g) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Bank, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Bank, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(h) Assignment of Share Delivery to Affiliates. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Bank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Bank’s obligations in respect of any Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(i) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BANK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF BANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(k) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(l) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code; (ii) the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code; (iii) a party’s right to liquidate, terminate or accelerate any Transaction, offset, net or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” within the meaning of Sections 555, 560 and 561 of the Bankruptcy Code; (iv) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code; and (v) all payments or deliveries for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code.

(m) Extension of Settlement. Bank may postpone any Exercise Date or any other date of valuation or delivery by Seller or add additional Settlement Dates or any other date of valuation or delivery by Seller with respect to some or all of the relevant Units (in which event the Calculation Agent shall make appropriate adjustments to the Convertible Obligation), if Bank determines, in its good faith reasonable discretion based on advice of counsel, that such extension is necessary or advisable to preserve Bank’s hedging activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank was Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements or self-regulatory requirements, or with related policies and procedures applicable to Bank (based on commercially reasonable interpretations of such legal, regulatory or self-regulatory requirements applicable to Bank).

(n) Staggered Settlement. Bank may, by notice to the Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Bank will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the relevant “Observation Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Net Share Settlement” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Bank would otherwise be required to deliver on such Nominal Settlement Date.

(o) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate of the Convertible Notes for any Transaction, promptly give Bank a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Units Equity Percentage as determined on such day is (i) equal to or greater than 6.0% and (ii) greater by 0.5% than the Units Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than the Units Equity Percentage as of the date hereof). The “Units Equity Percentage” as of any day is the fraction the numerator of which is the aggregate Number of Shares for all Transactions hereunder and the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Bank and its Affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, subject to the reporting and profit disgorgement provisions of Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph (o), and to reimburse, upon written request, each such Section 16 Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of such Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to such Section 16 Indemnified Person to represent such Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that such Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (i) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (ii) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this paragraph (o). Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of Bank, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by any such Section 16 Indemnified Person, unless such settlement includes an unconditional release of each such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to each such Section 16 Indemnified Person. If the indemnification provided for in this paragraph (o) is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (o) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (o) shall remain operative and in full force and effect regardless of the termination of any Transaction.

(p) [Reserved.]

(q) Registration. Counterparty hereby agrees that if the Shares (the “Hedge Shares”) acquired by Bank for the purpose of hedging its obligations pursuant to the Transaction, in Bank’s good faith reasonable judgment based on advice of counsel, cannot be sold in the U.S. public market by Bank without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Bank to sell the Hedge Shares in a registered offering, make available to Bank an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Bank and Counterparty, substantially in the form of an underwriting agreement for a registered secondary offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Bank, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Bank a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Bank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or (iii) of this paragraph (q) shall apply at the election of Counterparty; (ii) in order to allow Bank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Bank and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Hedge Shares from Bank), opinions and certificates and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary to compensate Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Bank at the per Share volume-weighted average price displayed under the heading “Bloomberg VWAP” on Bloomberg page SFD <equity> AQR (or successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on a relevant Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method) on such Exchange Business Days, and in the amounts requested by Bank.

12. Addresses for Notice:

If to Bank:	Goldman, Sachs & Co.
One New York Plaza

New York, NY 10004
	Attention:	Equity Operations: Options and Derivatives
	Facsimile:	(212) 428-1980/1983
	Telephone:	(212) 902-1981

with a copy to:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
	Attn:	Serge Marquie, Investment Banking
	Facsimile:	(917) 977-4253
	Telephone:	(212) 902-9779

If to Counterparty:	Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
	Attention:	Carey Dubois
	Facsimile:	(757) 365-3070
	Telephone:	(757) 365-3034

with a copy to:	Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
	Attention:	Michael Flemming, Senior Counsel
	Facsimile:	(757) 365-3018
	Telephone:	(757) 365-3013

13. Accounts for Payment:

To Bank:	Goldman, Sachs & Co.
Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

To Counterparty:	Smithfield Foods, Inc.
Bank: Bank of America, Dallas TX
ABA: 026009593
Acct Name: Smithfield Foods, Inc.
Acct No.: 3752141638

14. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Counterparty: To be advised.

15. Amendments to Definitions: Section 12.9(b)(i) of the Definitions is hereby amended by (1) replacing “either party may elect” with “Bank may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

16. Counterparts: This Master Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Yours sincerely, GOLDMAN, SACHS & CO.

By:	/s/ Claudia Downing
Name: Claudia Downing Title: Vice President

Confirmed as of the

date first above written:

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois
Name: Carey J. Dubois Title: Vice President-Finance

GS/SFD Master Confirmation Signature Page Bond Hedge

EXHIBIT A

FORM OF CONVERTIBLE BOND HEDGING

TRANSACTION CONFIRMATION

CONFIRMATION

Date:	_________________________

To:	Smithfield Foods, Inc. (“Counterparty”)

Telefax No.:	757-365-3070

Attention:	Carey Dubois

From:	Goldman, Sachs & Co. ( “Bank”)

Telefax No.:	212-615-8985

Transaction Reference Number: ______________________

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Convertible Bond Hedging Transactions dated as of July 1, 2008 and as amended from time to time (the “Master Confirmation”) between you and us.

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates is entered into as part of an integrated hedging transaction of the Convertible Notes pursuant to the provisions of Treasury Regulation Section 1.1275-6.

3. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	[ ]

Premium:	[ ] (Premium per Unit USD[ ]).

Premium Payment Date:	[ ]

Convertible Notes:	[ ] % Convertible Senior Notes of Counterparty due [ ], offered pursuant to Prospectus Supplement to be dated as of [ ] and issued pursuant to the Indenture.

Number of Units:	The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Unit Entitlement.

Applicable Percentage:	[ ] %

Number of Shares:	The product of the Number of Units, the Unit Entitlement and the Applicable Percentage.

Expiration Date:	[ ]

Unit Entitlement:	As of any date, a number of Shares per Unit equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture).

Indenture:	[The second supplemental indenture to be dated as of , 2008 (the “Indenture”) between Counterparty and U.S. Bank National Association, as trustee, pursuant to which the Convertible Notes are to be issued, which supplements the senior indenture dated as of [ ], as amended and supplemented by the first supplemental indenture dated as of [ ].] For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

Net Share Provision:	Section [ ] of the Indenture

Rounding Provision:	Section [ ] of the Indenture

Excluded Provisions:	Section [ ] of the Indenture

Dilution Provision:	Section [ ] of the Indenture

Merger Provision:	Section [ ] of the Indenture

Default Provisions:	Section [ ] of the Indenture

Early Unwind Date:	[ ], 20__, or such later date as agreed by the parties hereto.

4. Counterparty hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83. Hard copies should be returned to Goldman, Sachs & Co., One New York Plaza, New York, NY 10004, Attention: Equity Derivatives Documentation Department.

5. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Yours sincerely, GOLDMAN, SACHS & CO.

By:
Name: Title:

Confirmed as of the

date first above written:

SMITHFIELD FOODS, INC.

By:
Name: Carey J. Dubois Title: Vice President-Finance

GS/SFD Master Confirmation Signature Page Bond Hedge